INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), effective commencing on July 15, 2025, is made and entered into by and between CROSSMARK GLOBAL INVESTMENTS, INC. (the “Adviser”) and CROSSMARK ETF TRUST (the “Company”), on its own behalf and on behalf of its series listed on Appendix A hereto, as may be amended from time to time (the “Funds”).

WHEREAS, the Company is a Delaware statutory trust organized under an Agreement and Declaration of Trust dated March 27, 2025, as may be amended from time to time (the “Declaration of Trust”), and is authorized to divide and classify its stock into separate series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, shares in the Funds are separate series of the Company’s stock; and

WHEREAS, the Adviser is engaged principally in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company wishes to retain the Adviser to render investment management services to the Funds on the terms set forth in this Agreement, and the Adviser is willing to furnish such services to the Funds on the terms set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Company, each Fund and the Adviser as follows:

1. Appointment. The Company hereby appoints the Adviser to act as investment adviser to the Funds for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties. Subject to the terms of this Agreement and the supervision of the Board of Trustees of the Company, the Adviser will (a) provide a program of continuous investment management for each Funds in accordance with the investment objectives, policies and limitations of that Fund as stated in the Fund’s prospectus and statement of additional information included as part of the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time, copies of which shall be provided to the Adviser by the Company; (b) make investment decisions for the Funds; (c) place orders to purchase and sell securities for the Funds; and (d) initially determine and make such modifications to the identity and number of shares of the securities to be accepted in exchange for creation units of each Fund and the securities that will be applicable that day to redemption requests received by such Fund as may be determined by the Adviser in its management of the Fund’s portfolio.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

In performing its investment management services for the Funds hereunder, the Adviser will provide the Funds with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, currencies, repurchase agreements, futures, options and other investments and techniques that each Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the portfolio of each Fund. The Adviser will determine what portion of the portfolio of each Fund will be invested in securities and other assets and what portion, if any, will be held uninvested. The Adviser will be entitled to receive and act upon advice of counsel for the Company or a Fund in performing its investment management services for the Funds hereunder.

The Adviser further agrees that it will:

(a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Company’s Board of Trustees;

(b) use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and rules and regulations issued thereunder;

(c) monitor, to the extent not monitored by another Fund service provider, each Fund’s compliance with its investment and tax guidelines and other compliance policies;

(d) place orders pursuant to its investment determinations for each Fund directly with the issuer, or with any broker or dealer, foreign currency dealer, futures commission merchant or other party, in accordance with applicable policies expressed in the Fund’s prospectus and/or statement of additional information or as adopted by the Company’s Board of Trustees and in accordance with applicable legal requirements;

(e) provide assistance to the Company’s Board of Trustees in valuing the securities and other instruments held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Fund;

(f) furnish to each Fund whatever statistical information the Fund may reasonably request with respect to the Fund’s investment performance, assets or contemplated investments. In addition, the Adviser will keep each Fund and the Company’s Board of Trustees informed of developments materially affecting the Fund’s portfolio and will, on the Adviser’s own initiative, furnish to the Company or the Company’s Board of Trustees from time to time whatever information the Adviser believes appropriate for this purpose;

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

(g) make available to the Funds, promptly upon their request, copies of all its investment records and ledgers with respect to the Funds to assist the Funds in their compliance with applicable laws and regulations. The Adviser will furnish the Company or the Company’s Board of Trustees with such periodic and special reports regarding the Funds as they may reasonably request;

(h) maintain in accordance with applicable law all books and records required of investment advisers under the Advisers Act and make available to the Company or the Company’s Board of Trustees such records upon request;

(i) provide to each Fund’s custodian, fund administration and accounting agent, shareholder service and transfer agents, and other service providers, as required, and to the extent held by the Adviser, information relating to all transactions concerning the assets belonging to the Fund, in each case subject to compliance with applicable privacy standards;

(j) act as a source of expertise and education for the Company regarding the cultural screens that are applied to the Funds and specifically perform the following tasks:

1. based upon criteria established and approved by the Company’s Board of Trustees, as revised from time to time (“investment screening guidelines”), develop and maintain a list of securities that are not eligible for investment by the Company and the Funds (“prohibited investments list”);

2. review at least quarterly the portfolio of each Fund to assure compliance with the investment screening guidelines established by the Company’s Board of Trustees and the prohibited investments list developed therefrom;

3. prepare a quarterly report for the Company’s Board of Trustees regarding compliance by the Adviser with the investment screening guidelines and prohibited investments list; and

4. be available to meet with the Company’s Board of Trustees on an as-needed basis; and

(k) immediately notify the Company in the event that the Adviser or any of its affiliates: (1) becomes subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes the subject of an administrative proceeding, enforcement action or investigation by the SEC or other regulatory authority. The Adviser further agrees to notify the Company immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Company’s registration statement with respect to a Fund, or any amendment or supplement thereto, and of any statement contained therein that becomes untrue in any material request.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

3. Allocation of Charges and Expenses. The Adviser shall at its own expense provide the staff and personnel, equipment (other than equipment used in connection with the Funds’ custodial system), office space and facilities necessary to perform its obligations under this Agreement. Except as otherwise specifically provided in this Section 3, the Adviser shall pay the compensation and expenses of all its directors, officers and employees who serve as officers and executive employees of the Company (including the Company’s share of payroll taxes) and of all Trustees of the Company who are interested persons of the Adviser, and the Adviser shall make available, without expense to the Company or the Funds, the service of its directors, officers and employees who may be duly elected officers of the Company, subject to their individual consent to serve and to any limitations imposed by law.

Notwithstanding anything to the contrary contained in this Section 3, in the event the Company appoints a director, officer or employee of the Adviser to serve as the Company’s chief compliance officer pursuant to Rule 38a-1 under 1940 Act, the Company may directly compensate such person or may reimburse the Adviser for a portion of the total compensation paid to such person by the Adviser, as determined by the Company’s Board of Trustees in consultation with the Adviser.

During the term of this Agreement, the Adviser shall pay all of the ordinary operating expenses of each Fund (including the cost of transfer agency, sub-advisory, custody, fund administration, legal, audit and other services and license fees, if any), but excluding the fee payment under this Agreement, interest, taxes, acquired fund fees and expenses (if any), brokerage commissions and other expenses connected with the execution of portfolio transactions (such as dividend and distribution expenses from securities sold short and/or other investment-related costs), distribution and service fees payable pursuant to a Rule 12b-1 plan (if any), litigation expenses and extraordinary expenses.

The payment or assumption by the Adviser of any expense of a Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

4. Delegation of Investment Management Services. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act (after taking into effect any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely), the Adviser may retain one or more sub-advisers at the Adviser’s own cost and expense for the purpose of furnishing one or more of the services described in Section 2 hereof with respect to a Fund. In addition, the Adviser may adjust from time to time the duties delegated to any sub-adviser, the portion of portfolio assets of the Fund that the sub-adviser shall manage and the fees to be paid to the sub-adviser pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement, subject to the approvals set forth in Section 15 of the 1940 Act if required after taking into account any exemptive order, no-action assurances or other relief, rule or regulation upon which the respective Fund may rely. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible to a Fund for all acts or omissions of any sub-adviser in connection with the performance of the Adviser’s duties hereunder.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

5. Selection of Brokers and Affiliated Transactions.

(a) Subject to the policies established by, and any direction from the Company’s Board of Trustees, the Adviser will be responsible for selecting the brokers and dealers, foreign currency dealers, futures commission merchants or other parties that will execute the purchases and sales for a Fund. Subject to the foregoing, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company or be in breach of any obligation owing to the Company under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of a Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, or as otherwise permitted from time to time by a Fund’s prospectus and statement of additional information.

(b) In addition, the Adviser may, to the extent permitted by applicable law and subject to relevant SEC guidance and the rules and regulations thereunder, aggregate purchase and sale orders of portfolio investments with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates, if in the Adviser’s reasonable judgment such aggregation is consistent with its duty to seek best execution and will not disadvantage a Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of a Fund occurs as part of any aggregate sale or purchase orders, the objective of the Adviser and any of its affiliates involved in such transaction shall be to allocate the securities or other assets so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, each Fund acknowledges that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the portfolio investments obtainable or salable. Whenever a Fund and one or more other investment advisory clients of the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Adviser and its affiliates may purchase securities or other instruments of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities, assets or instruments for another client.

(c) Subject to the policies established by, and any direction from, the Company’s Board of Trustees, the Adviser may direct any of its affiliates to execute portfolio transactions for a Fund on an agency basis. The commissions paid to the Adviser’s affiliates must be in accordance with Rule 17e-1 under the 1940 Act.

(d) The Adviser and any of its affiliates will not deal with the Company or any of its affiliates in any transaction in which the Adviser or any of its affiliates acts as a principal with respect to any part of a Fund order, except in accordance with policies established by the Company’s Board of Trustees and in compliance with the 1940 Act, the rules and regulations thereunder and any applicable SEC or SEC staff guidance or interpretation. If the Adviser or any of its affiliates is participating in an underwriting or selling group, a Fund may not buy securities from the group except in accordance with policies established by the Company’s Board of Trustees and in compliance with the 1940 Act, the rules and regulations under the 1940 Act and any applicable SEC or SEC staff guidance or interpretation.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

(e) The Adviser will promptly communicate to the officers and Trustees of the Company, or any service provider designated by the officers of the Company, such information relating to portfolio transactions as they may reasonably request.

6. Compensation.

(a) As compensation for the services provided and expenses assumed by the Adviser under this Agreement, each Fund will pay the Adviser at the end of each calendar month an advisory fee computed daily in accordance with the schedule provided in Appendix B hereto. For the month and year in which this Agreement becomes effective or terminates with respect to a Fund, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

(b) The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Adviser. Unless otherwise agreed, any reduction or undertaking may be discontinued or modified by the Adviser at any time.

(c) All rights to compensation under this Agreement for services performed as of the termination of this Agreement shall survive the termination.

7. Books and Records. The Adviser agrees to maintain such books and records with respect to its services to the Company on behalf of the Funds as are required by Section 31 of the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Company and will be surrendered promptly to the Company upon its request. The Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Company or the Funds are being conducted in accordance with applicable laws and regulations.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

8. Standard of Care and Limitation of Liability.

(a) The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or a Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company, a Fund or to shareholders of a Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

(b) The rights of exculpation provided under this Section 8 are not to be construed so as to provide for exculpation of any person described in this Section 8 for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section 8 to the maximum extent permitted by applicable law.

9. Services Not Exclusive. The Adviser’s services to the Company and each Fund pursuant to this Agreement are not exclusive and it is understood that the Adviser may render investment advice, management and services to other persons (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Adviser may serve as officers or Trustees of the Company, and that officers or Trustees of the Company may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. If the Adviser provides any advice to its clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of that Fund. The Adviser and its affiliates, by separate agreement with the Company or a Fund, may also serve the Company or a Fund in other capacities.

10. Duration and Termination. This Agreement shall continue with respect to each Fund until the termination date shown in Appendix A, and thereafter shall continue automatically with respect to each Fund for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Company’s Board of Trustees or (ii) a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated with respect to one or more Funds: (a) at any time without penalty by the Company or such Funds upon the vote of a majority of the Trustees or by vote of the majority of the outstanding voting securities of each applicable Fund, upon sixty (60) days’ written notice to the Adviser or (b) by the Adviser at any time without penalty, upon ninety (90) days’ written notice to the applicable Funds. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act), with respect to any Fund for which it is assigned.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

11. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act, rules and regulations thereunder and any applicable SEC or SEC staff guidance or interpretation.

12. Limitation of Liability for Claim. The Adviser agrees that the obligations assumed by the Company on behalf of each Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from shareholders or any shareholder of a Fund or any other Funds or their shareholders, or from any director, officer, employee or agent of the Company. The Adviser understands that the rights and obligations of each Fund are separate and distinct from those of any and all other Funds.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by the laws of the State of Texas, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) Additional Funds. In the event the Company establishes one or more series after the effective date of this Agreement, such series may become Funds under this Agreement subject to any approvals required by the 1940 Act and the rules and regulations thereunder and the execution of an amended Appendix A reflecting the Funds.

(c) Delivery of Documents. Copies of the Company’s registration statement and each Fund’s prospectus and statement of additional information have been furnished to the Adviser by the Company. The Company has also furnished the Adviser with copies properly certified or authenticated of each of the following additional documents related to the Company and each Fund:

1. the Declaration of Trust.

2. By-Laws of the Company as in effect on the date hereof.

3. Resolutions of the Trustees of the Company approving the form of this Agreement.

The Company will promptly furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to, if any, the foregoing, including the Company’s registration statement and each Fund’s prospectus and statement of additional information.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

(d) Captions. The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(f) Application of the 1940 Act. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act or guidance issued by the SEC staff. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, or any guidance issued by the SEC staff, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release or guidance.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.

(h) Severability. If any provision, term or part of this Agreement is deemed to be void, unenforceable, or invalid for any reason by a court decision, statute, rule, or otherwise, the remaining provisions of this Agreement will remain in full force and effect as if such invalid provision, term or part was not a part of this Agreement.

(i) Independent Contractor/No Agency. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall neither have the authority to act for nor represent the Company or a Fund in any way, or otherwise be deemed an agent of the Company or a Fund.

(j) No Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

(k) Confidentiality. Except as otherwise provided in this Agreement or as required by law, the Adviser will keep confidential all records of and information in its possession relating to the Company, and/or its shareholders or shareholder accounts, and will not disseminate such records and information except at the request of or with the consent of a Fund.

(l) Notices. Any notice required under this Agreement will be sufficiently given when delivered or mailed to the other party at the address of such party set out below or to such other persons or at such address as such party may from time to time specify in writing to the other party.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

If to the Company:
Crossmark ETF Trust
15375 Memorial Drive, Suite 200
Houston, TX 77079
If to the Adviser:
Crossmark Global Investments, Inc.
15375 Memorial Drive, Suite 200
Houston, TX 77079

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of July 15, 2025.

CROSSMARK ETF TRUST

By:	/s/ Robert C. Doll
Name:	Robert C. Doll
Title:	President

CROSSMARK ETF TRUST, on behalf of each Fund listed on Appendix A

By:	/s/ Robert C. Doll
Name:	Robert C. Doll
Title:	President

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

CROSSMARK GLOBAL INVESTMENTS, INC.

By:	/s/ Robert C. Doll
Name:	Robert C. Doll
Title:	President

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

APPENDIX A

The following Funds are covered by this Agreement:

Fund Name:	Termination Date:
Crossmark Large Cap Growth ETF	July15, 2027
Crossmark Large Cap Value ETF	July15, 2027

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025

APPENDIX B

As compensation for the services provided and expenses assumed by the Adviser under this Agreement, each Fund will pay the Adviser at the end of each calendar month an advisory fee computed daily for the applicable Funds at the following rates for that Fund based on the net assets of that Fund:

Crossmark Large Cap Growth ETF	0.50%
Crossmark Large Cap Value ETF	0.50%

The value of net assets of a Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust and the Company’s registration statement. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this Appendix B, the value of the net assets of that Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of that Fund may lawfully be determined, on that day. If the determination of the net asset value of the shares of a Fund has been so suspended for a period including any month end when the Adviser’s compensation is payable pursuant to this Appendix B, then the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month). If a Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Appendix B.

Investment Advisory Agreement – Crossmark ETF Trust

Effective: July 15, 2025